D May 2, 2007

DILLARD’S ANNOUNCES COMMITMENT TO ANCHOR
RAYZOR RANCH TOWN CENTER

(Denton, TX; 5/2/07)  Allegiance Development LP announced today that Dillard’s will join Rayzor Ranch Town Center as the lead anchor.  The new 1.2 million sq.ft. open-air shopping center will be the center piece of the $850 million dollar Rayzor Ranch Master Planned Mixed-Use development in Denton, Texas.  The new Dillard’s store is scheduled to open in the spring of 2009.

“In our customer research, shoppers consistently named Dillard’s as a top choice among fashion department stores so we are truly excited to announce that Dillard’s will be part of the shopping experience at Rayzor Ranch Town Center,” said Randy Holcombe, Executive Vice President/Retail for Allegiance Development.  Dillard’s is the first of three planned fashion department store anchors at Rayzor Ranch Town Center to be announced.  Allegiance Development officials confirm that other major retailer announcements are scheduled to come over the next several months.   The center will break ground in November of this year and is scheduled to open in March 2009.

Dillard’s at Rayzor Ranch will feature the company’s latest advances in store design.  Customers will notice significant changes and improvements in the ladies shoes, intimate apparel and handbag areas where wider aisles, beautiful fixtures and other customer-friendly features will greatly enhance the shopping experience.

Dillard’s Chief Executive Officer, William Dillard, II, stated, “We are pleased to announce our commitment to Rayzor Ranch Town Center.  We have enjoyed over 25 years serving our Denton area customers.  Our customers deserve the best and we are proud to underscore our commitment to Denton with today’s announcement.”

Rayzor Ranch Town Center is located in the heart of Rayzor Ranch, the Master Planned 410 acre Mixed-Use development in Denton at I-35 and U.S. Highway 380 announced last year by Allegiance Development and partner Torreon Capital.  In addition to three fashion department stores, the 1.2 million sq.ft. open-air center will feature a multiplex theater, a large format book store, specialty stores, restaurants and an outdoor amphitheater.  On the north side of U.S. Highway 380, Rayzor Ranch MarketPlace will complement the retail offerings at the Town Center with an additional 885,000 sq.ft. of retail anchored by Super Wal-Mart and Sam’s Club.

Rayzor Ranch is one of the largest developments of its kind in the Southwest and is projected to be completed over a 5-7 year period.  In addition to the two planned retail developments, Rayzor Ranch will feature residential, office, hotel, public parks, walking trails and cultural attractions.  The residential development will cover 68 acres and offer single family town homes, upscale condominiums and apartment homes, an active adult living campus and a Continued Care Retirement Center.  The office development will offer Class A office space catering to the professional medical community in association with the newly expanded state-of-the-art Presbyterian Hospital of Denton.  Cultural attractions planned include an outdoor amphitheater for live performances and two museums.

For more information on Rayzor Ranch, please visit www.rayzorranch.com.

Dillard’s Inc. ranks among the nation’s largest fashion apparel and home furnishings retailers with annual revenues exceeding $7.8 billion.  The company focuses on delivering maximum fashion and value to it’s shoppers by offering compelling apparel and home selections complemented by exceptional customer care.  Dillard’s stores offer a broad selection of merchandise and feature products from both national and exclusive brand sources.  For more information about Dillard’s, visit www.dillards.com.

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Renderings of Rayzor Ranch Town Center are available upon request

For more information, contact:

Megan Phillips
Allegiance Development
T: 214-823-9445
C: 214-215-7686
E: meganmphillips@aol.com